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                               OFFER TO EXCHANGE
                     EACH OUTSTANDING SHARE OF COMMON STOCK
                                       OF

                             SIERRACITIES.COM INC.
                                      FOR
                    A FRACTION OF A SHARE OF COMMON STOCK OF

                               VERTICALNET, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
    NEW YORK CITY TIME, ON DECEMBER 14, 2000, UNLESS THE OFFER IS EXTENDED.

                                                               November 16, 2000
To Our Clients:

     Enclosed for your consideration are the Prospectus, dated November 16, 2000 (the "Prospectus"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Truckee Acquisition Co. ("Purchaser"), a Delaware corporation and wholly owned subsidiary of VerticalNet, Inc., a Pennsylvania corporation ("VerticalNet"), to exchange a fraction of a share of VerticalNet common stock, par value $0.01 per share (the "VerticalNet Common Shares"), for each outstanding share of common stock, par value $0.01 per share (the "SierraCities Shares"), of SierraCities.com Inc., a Delaware corporation ("SierraCities"). The Offer is being made in connection with the Agreement and Plan of Merger dated as of November 6, 2000 (the "Merger Agreement") among VerticalNet, Purchaser and SierraCities. The Merger Agreement provides, among other things, that following the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions set forth in the Merger Agreement and in accordance with the Delaware General Corporation Law, Purchaser will be merged with and into SierraCities (the "Merger"), with SierraCities surviving the Merger as a wholly owned subsidiary of VerticalNet.

     WE ARE THE HOLDER OF RECORD (DIRECTLY OR INDIRECTLY) OF SIERRACITIES SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SIERRACITIES SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SIERRACITIES SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish us to tender any or all of the SierraCities Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

     Your attention is invited to the following:

          1. The consideration per SierraCities Share is dependent upon the average price of VerticalNet Common Shares on Nasdaq over the ten consecutive trading days ending on the trading day that is two days prior to the date on which Purchaser accepts the shares tendered in the Offer (the "VerticalNet average trading price"). If the VerticalNet average trading price is (1) less than $21.00, the SierraCities stockholders shall receive .3333 of a VerticalNet Common Share for each SierraCities Share,
     (2) at least $21.00 but less than or equal to $35.00, SierraCities stockholders shall receive a fraction of a VerticalNet Common Share equal to $7.00 divided by the VerticalNet average trading price for each SierraCities Share, (3) more than $35.00 but less than $51.00, the SierraCities stockholders shall receive 0.20 of a VerticalNet Common Share for each SierraCities Share, and (4) more than $51.00 SierraCities stockholders shall receive, for each SierraCities Share tendered, a fraction of a VerticalNet share equal to $10.20 divided by the VerticalNet average trading price.
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     SierraCities has the right to terminate the merger agreement if the
     VerticalNet average trading price is less than $15.00. The VerticalNet average trading price cannot be determined at this time. The exchange offer will be followed by a merger in which VerticalNet Common Shares will be issued at the same exchange ratio paid in the exchange offer.

          2. The Offer is being made for all outstanding SierraCities Shares.

          3. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on December 14, 2000, unless the Offer is extended.

          4. The Offer is subject to various conditions set forth in the Prospectus, which you should review in detail.

          5. The SierraCities board of directors (1) by unanimous vote of the directors participating in the vote, determined that the Offer, the Merger and the Merger Agreement are fair to, and in the best interests of, the SierraCities stockholders, and approved the Merger, the Offer and the Merger Agreement and (2) unanimously recommends that SierraCities stockholders accept the Offer and tender their SierraCities Shares pursuant thereto and approve and adopt the Merger Agreement.

          6. Stockholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax of 31% of the cash payable to such stockholder or other payee for fractional shares pursuant to the Offer.

     Except as disclosed in the Prospectus, neither VerticalNet nor Purchaser is aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute.

     If you wish to have us tender any or all of your SierraCities Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your SierraCities Shares, all such SierraCities Shares will be tendered unless otherwise specified on the reverse side of this letter. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN SUFFICIENT TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

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                        INSTRUCTIONS WITH RESPECT TO THE
                               OFFER TO EXCHANGE
                     EACH OUTSTANDING SHARE OF COMMON STOCK
                                       OF

                               SIERRACITIES, INC.
                                      FOR
                     A FRACTION OF A SHARE OF COMMON STOCK
                                       OF

                               VERTICALNET, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus dated November 16, 2000 (the "Prospectus") and the related Letter of Transmittal in connection with the offer by Truckee Acquisition Co., a Delaware corporation, to exchange a fraction of a share of VerticalNet, Inc.'s common stock, par value $0.01 per share, for each outstanding share of common stock, par value $0.01 per share (the "SierraCities Shares"), of SierraCities.com Inc., a Delaware corporation.

This will instruct you to tender the number of SierraCities Shares indicated below (or if no number is indicated below, all SierraCities Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Account Number:
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Number of SierraCities Shares to be Tendered:*      Shares

Dated:             , 2000

Signature(s)
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Print Name(s)
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Address(es)
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Area Code and Telephone Number
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Tax Identification or Social Security Number(s)
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* Unless otherwise indicated, it will be assumed that all SierraCities Shares held by us for your account are to be tendered.

     PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT

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